NEWS

For Further
Information
Contact:

William R. Jellison                            FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4243


                           DENTSPLY International Inc.
                    Reports Fourth Quarter and Full Year 2005
                               Sales and Earnings


York, PA - February 8, 2006 -- DENTSPLY International Inc. (NASDAQ-XRAY) today announced sales and earnings for the year ended December 31, 2005. Sales in 2005 increased 1.2% to $1.72 billion compared to $1.69 billion reported for 2004. Sales excluding precious metals, increased 4.2% in 2005. Internal growth, of sales excluding precious metals, (excluding currency translation and acquisitions) was 2.0% for the full year. The impact of the German dental reform on internal growth is estimated to be a negative 4% for the year.

Net income from continuing operations for 2005 was $45.4 million or $0.56 per diluted share. The 2005 earnings included the following items:

     1) Pretax impairment and restructuring charges primarily associated with the injectable anesthetic facility and indefinite-lived intangible assets, of $232.8 million ($178.9 million after-tax) or $2.21 per diluted share.

     2) Net non-recurring benefits related to tax reorganization and repatriation activities of $8.9 million or $0.11 per diluted share.

Net income from continuing operations for 2004 was $210.3 million or $2.56 per diluted share. The 2004 period includes:

     1) Pretax charges of $7.1 million or $0.06 per diluted share relating to restructuring activities.

     2) A net income tax benefit of $19.5 million or $0.24 per diluted share primarily related to adjustments and settling audits of tax returns.

Earnings from continuing operations for comparability analysis, excluding the items noted above for the years ending 2005 and 2004, which constitutes a non-GAAP measure, were $215.4 million or $2.66 per diluted share for 2005 compared to $2.38 in 2004, an increase of 11.8%.

Sales in the fourth quarter 2005 decreased 3.9% to $447.4 million compared to $465.5 million reported in the fourth quarter of 2004. Sales excluding precious metals, decreased 1.1% to $400.3 million in the fourth quarter of 2005. The sales growth rate was negatively impacted in the quarter due to stronger pre-reform purchasing levels by dental professionals within Germany in the fourth quarter of last year. Sales were also negatively impacted in the fourth quarter of 2005 due to the implementation of price increases earlier in the year, and a negative impact from currency translation, as the U.S. dollar was stronger in the quarter compared to the same period last year against most foreign currencies.

Net loss from continuing operations for the fourth quarter of 2005 was $0.7 million or $0.01 per diluted share, a decrease compared to net income from continuing operations of $69.0 million or $0.83 per diluted share in the fourth quarter of 2004. The fourth quarter of 2005 included a pretax impairment and restructuring charge of $101.4 million ($67.5 million after-tax) or $0.86 per diluted share, primarily associated with the injectable anesthetic facility and indefinite-lived intangible assets. This charge reflects the Company's decision to permanently close its Chicago-based Pharmaceutical Manufacturing facility and to seek strategic alternatives for the facility and for the dental injectable product supply. The quarter also included a net income tax benefit from a global tax project and the repatriation of foreign earnings of $5.7 million or $0.07 per diluted share. The fourth quarter of 2004 included pretax charges of $4.0 million or $0.03 per diluted share relating to restructuring activities for the creation of the European Shared Service Center and Sales/Customer Service consolidations in Europe and Japan. The quarter also included a reduction of income taxes of $15.4 million or $0.19 per diluted share related to adjustments in the Company's tax contingencies from settling audits of domestic and foreign tax returns and adjustments associated with prior periods.

Earnings from continuing operations, excluding the items noted above for the fourth quarter of 2005 and 2004, which constitutes a non-GAAP measure, would have been $61.1 million or $0.76 per diluted share for 2005 compared to $56.0 million or $0.68 in 2004, an increase of 11.8% on a diluted per share basis.

Gary K. Kunkle, Chairman and Chief Executive Officer, commented that, "DENTSPLY was faced with two significant challenges in 2005, the soft German market (impacted by the reimbursement changes implemented by their government) and the increased costs associated with our pharmaceutical facility. We are pleased however, with the underlying profit improvements in our business and our strong year-end cash flow. We look forward to 2006 with the promise of moving both these issues behind us and the expectation of solid improvements, and new product introductions in many of our businesses."

Earnings Guidance for 2006

The Company expects earnings in 2006 to be $2.80 to $2.85 per diluted share, excluding any restructuring costs. This includes approximately $.15 per diluted share of costs associated with the expensing of stock options due to the adoption of stock-based compensation following the mandatory adoption of Statement of Financial Accounting Standard ("SFAS") 123(R) Share-Based Payment, effective January 1, 2006. On a non-GAAP basis excluding the after-tax impact of expensing of stock-based compensation and restructuring costs, diluted earnings per share are expected to be $2.95 to $3.00.

A conference call has been scheduled for Thursday, February 9 at 8:30 AM Eastern Time. A live broadcast is available through Thomson Financial Services by accessing DENTSPLY's website at www.dentsply.com. The Conference ID # is 4378954. In order to participate in the call, dial (877) 885-5820 (for domestic calls) and (706) 643-9578 (for international calls). At that time, you will be able to discuss the Fourth Quarter Earnings with DENTSPLY's Chairman and Chief Executive Officer, Mr. Gary Kunkle; President and Chief Operating Officer, Mr. Bret Wise; and Senior Vice President and Chief Financial Officer, Mr. William Jellison.

An on-line rebroadcast, as well as a transcript of the conference call, will be available to the public following the conference call at the DENTSPLY website: www.dentsply.com. A replay will be available for one week following the conference call at (800) 642-1687 (for domestic calls) and (706) 645-9291 (for international calls).

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectable anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company's Annual Report on Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release includes some company data that does not directly conform to generally acceptable accounting principles, or GAAP. Management believes that the presentation of some non-GAAP data provides investors with additional insight into the ongoing operations of the business. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. The attached non-GAAP reconciliation schedules provide reconciliations of these non-GAAP financial measures to the most closely comparable measures determined in accordance with GAAP.

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.


                                 DENTSPLY INTERNATIONAL INC.
                            (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income/(loss) from continuing operations in total and on a per share basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2005:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Income from Continuing Operations                           $  45,413       $  0.56

Income Tax Related Adjustments                                 (8,899)        (0.11)

Restructuring and Impairment Costs                            178,915          2.21
                                                         ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $215,429       $  2.66
                                                         ============= =============



Twelve Months Ended December 31, 2004:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                      --------------- -------------
Income from Continuing Operations                            $210,286        $ 2.56

Income Tax Related Adjustments                                (19,496)        (0.24)

Restructuring Costs                                             4,960          0.06
                                                        ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $195,750        $ 2.38
                                                        ============= =============


                                 DENTSPLY INTERNATIONAL INC.
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income/(loss) from continuing operations in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended December 31, 2005:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Loss from Continuing Operations                             $    (725)       $(0.01)

Income Tax Related Adjustments                                 (5,700)        (0.07)

Restructuring and Impairment Costs                             67,503          0.86

Dilutive Effect of Including Potential
    Outstanding Shares on Earnings Per Share (a)                    -         (0.02)
                                                         ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $ 61,078       $  0.76
                                                         ============= =============

<F1>(a) For the three months ended December 31, 2005, the dilutive weighted average number of common shares outstanding excluded potential common shares from stock options of 1,299. These shares were excluded from the GAAP calculation of earnings per share due to their antidilutive effect resulting from the loss from continuing operations.


Three Months Ended December 31, 2004:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                      --------------- -------------
Income from Continuing Operations                            $ 68,607        $ 0.83

Income Tax Related Adjustments                                (15,410)        (0.19)

Restructuring Costs                                             2,806          0.03

Rounding                                                           -           0.01
                                                        ------------- -------------
Adjusted Non-GAAP Earnings From Continuing Operations        $ 56,003        $ 0.68
                                                        ============= =============

                                      DENTSPLY INTERNATIONAL INC.
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           TWELVE MONTHS ENDED     TWELVE MONTHS ENDED
                                                               DECEMBER 31,            DECEMBER 31,
                                                        ------------------------  ----------------------

                                                            2005        2004         2005        2004
                                                        ------------- ----------  ----------- ----------

NET SALES                                                 $ 447,362   $ 465,500   $ 1,715,135 $ 1,694,232
NET SALES - Ex Precious Metals                              400,342     404,889     1,543,916   1,481,872

COST OF PRODUCTS SOLD                                       223,571     233,446      846,117     847,714

GROSS PROFIT                                                223,791     232,054      869,018     846,518
 % OF NET SALES                                               50.0%       49.9%        50.7%       50.0%
 % OF NET SALES - Ex Precious Metals                          55.9%       57.3%        56.3%       57.1%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES                                     144,093     148,747      563,341     544,264
RESTRUCTURING AND IMPAIRMENT COSTS                          101,404       3,959      232,755       7,124
                                                         ------------ ----------  ----------- ----------

(LOSS)INCOME FROM OPERATIONS                                (21,706)     79,348       72,922     295,130
 % OF NET SALES                                               -4.9%       17.0%         4.3%       17.4%
 % OF NET SALES - Ex Precious Metals                          -5.4%       19.6%         4.7%       19.9%

NET INTEREST AND OTHER (INCOME) EXPENSE                      (1,436)      4,722        1,884      20,975
                                                         ------------ ----------  ----------- ----------
PRE-TAX (LOSS)INCOME                                        (20,270)     74,626       71,038     274,155

INCOME TAX (BENEFIT) EXPENSE                                (19,545)      5,673       25,625      63,869
                                                         ------------ ----------  ----------- ----------
(LOSS) INCOME FROM CONTINUING OPERATIONS                       (725)     68,953       45,413     210,286
 % OF NET SALES                                               -0.2%       14.8%         2.6%       12.4%
 % OF NET SALES - Ex Precious Metals                          -0.2%       17.0%         2.9%       14.2%

(LOSS) INCOME FROM DISCONTINUED OPERATIONS,
  NET OF TAX (INCLUDING GAIN ON SALE IN 2004 OF $43,031)          -       (346)            -      42,879
                                                         ----------- -----------  ----------- ----------
NET (LOSS) INCOME                                         $    (725)   $ 68,607     $ 45,413   $ 253,165
                                                         =========== ===========  =========== ==========

(LOSS) INCOME PER SHARE - BASIC:
   CONTINUING OPERATIONS                                    $ (0.01)     $ 0.85       $ 0.57      $ 2.61
   DISCONTINUED OPERATIONS                                        -           -            -        0.54
                                                         -----------------------------------------------
TOTAL (LOSS) INCOME PER SHARE                               $ (0.01)     $ 0.85       $ 0.57      $ 3.15
                                                         =========== ===========  =========== ==========

(LOSS) INCOME PER SHARE - DILUTIVE:
   CONTINUING OPERATIONS                                    $ (0.01)     $ 0.83       $ 0.56      $ 2.56
   DISCONTINUED OPERATIONS                                        -           -            -        0.53
                                                         ----------- -----------  ----------- ----------
TOTAL (LOSS) INCOME PER SHARE                               $ (0.01)     $ 0.83       $ 0.56      $ 3.09
                                                         =========== ===========  =========== ==========

DIVIDENDS PER SHARE                                        $ 0.0700    $ 0.0600     $ 0.2500    $ 0.2175

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   -BASIC                                                    78,677      80,636       79,595      80,387
   -DILUTIVE (a)                                             78,677      82,306       81,008      82,014


<F1>(a) - For the three months ended December 31, 2005, the dilutive weighted average number of common shares outstanding excluded potential common shares from stock options of 1,299. These shares were excluded from the GAAP calculation of earnings per share due to their antidilutive effect resulting from the loss from continuing operations.

                    DENTSPLY INTERNATIONAL INC.
                      CONDENSED BALANCE SHEETS
                     (UNAUDITED, IN THOUSANDS)


                                                   DECEMBER 31,   DECEMBER 31,
                                                      2005           2004
                                                  ------------   ------------
ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                         $ 434,525     $ 506,369
  ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET            254,822       238,873
  INVENTORIES, NET                                    208,179       213,709
  OTHER CURRENT ASSETS                                 95,551        97,458
                                                   ----------    ----------
     TOTAL CURRENT ASSETS                             993,077     1,056,409

PROPERTY,PLANT AND EQUIPMENT, NET                     316,218       399,880
GOODWILL, NET                                         933,227       996,262
IDENTIFIABLE INTANGIBLES ASSETS, NET                   68,600       265,731
OTHER NONCURRENT ASSETS, NET                           87,576        79,863
                                                  -----------    ----------
TOTAL ASSETS                                      $ 2,398,698    $2,798,145
                                                  -----------    ----------

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES                                 $ 737,512     $ 404,607
LONG-TERM DEBT                                        270,104       779,940
OTHER LIABILITIES                                     111,311       110,829
DEFERRED INCOME TAXES                                  38,003        58,196
                                                   ----------    ----------
    TOTAL LIABILITIES                               1,156,930     1,353,572

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES            188           600
STOCKHOLDERS' EQUITY                                1,241,580     1,443,973
                                                   ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $2,398,698    $2,798,145
                                                   ----------    ----------